Exhibit 99.1

           Moody's Corporation Reports Results for First Quarter 2007


    -- Revenue increased 32% from 1Q-06; Operating Income up 28%; EPS up 27%

    -- Growth led by both global structured finance and corporate finance ratings

    --  Repurchased 6.8 million shares for $443 million

    --  FY 2007 EPS guidance reaffirmed



    NEW YORK--(BUSINESS WIRE)--April 25, 2007--Moody's Corporation (NYSE: MCO) today announced results for the first quarter 2007.

    Summary of Results for First Quarter 2007

    Moody's reported revenue of $583.0 million for the three months ended March 31, 2007, an increase of 32% from $440.2 million for the same quarter of 2006. Operating income for the quarter was $304.7 million and rose 28% from $238.3 million for the same period of last year. Diluted earnings per share were $0.62 for the first quarter of 2007, 27% higher than $0.49 in the first quarter of 2006.

    Raymond McDaniel, Chairman and Chief Executive Officer, commented, "Moody's achieved strong results for the first quarter of 2007. All major business units and geographic regions delivered double-digit percent revenue growth, led by strong gains in both global structured finance and corporate finance ratings. Looking forward, we expect that Moody's will generate results for the remainder of 2007 in line with the outlook that we provided at the beginning of this year."

    First Quarter Revenue

    Revenue at Moody's Investors Service for the first quarter of 2007 was $547.4 million, an increase of 34% from the prior year period. Foreign currency translation positively impacted operating results, increasing revenue growth by approximately 240 basis points and operating income growth by a similar amount. Ratings revenue totaled $472.4 million in the quarter, rising 36% from a year ago. Research revenue of $75.0 million was 25% higher than in the first quarter of 2006.

    Within the ratings business, global structured finance revenue totaled $251.5 million for the first quarter of 2007, an increase of 44% from a year earlier. U.S. structured finance revenue rose 45%, driven by growth across most asset classes with strong results from rating commercial mortgage-backed securities and exceptional growth from credit derivatives ratings. International structured finance revenue rose 43%, benefiting from broad-based growth across all asset classes, particularly from credit derivatives and residential mortgage-backed securities ratings.

    Global corporate finance revenue of $114.8 million in the first quarter of 2007 rose 40% from the same quarter of 2006. Revenue in the U.S. rose 52% from the prior year period reflecting significant growth in rating fees related to syndicated bank loans and high yield bonds. Outside the U.S., corporate finance revenue increased 19%.

    Global financial institutions and sovereigns revenue of $76.7 million increased 16% for the first quarter of 2007. Financial institutions revenue in the U.S. rose 13% due to strong issuance by insurance companies and good growth in the finance and securities sectors, somewhat offset by weaker issuance in the real estate sector. Outside the U.S., revenue rose 19%, reflecting solid growth in the European banking and insurance sectors due to strong issuance, and good growth in new rating relationships, offset by a modest decline in revenue from rating local government debt.

    U.S. public finance revenue was $29.4 million for the first quarter of 2007, 15% higher than in the first quarter of 2006, reflecting higher-than-expected refundings and new money issuance fueled by an unanticipated increase in issuance by state and local governments.

    Moody's global research revenue rose to $75.0 million, up 25% from the same quarter of 2006. The quarter's growth was driven by higher revenue in each of Moody's research product areas, including core research related to credit ratings, as well as economic analysis services, data licensing, and credit training. In addition, the unit produced strong revenue growth from new data and analytic products.

    Revenue at Moody's KMV ("MKMV") for the first quarter of 2007 was $35.6 million, 10% higher than in the first quarter of 2006. Revenue from risk product subscriptions grew 13% and revenue from professional services grew 20%. Revenue from licensing of credit processing software and the related software maintenance fees was essentially flat versus the prior year period.

    Moody's U.S. revenue of $378.6 million for the first quarter of 2007 was up 36% from the first quarter of 2006. International revenue of $204.4 million was 27% higher than in the prior year period and included approximately 590 basis points of positive impact from currency translation. International revenue accounted for 35% of Moody's total in the quarter compared with 37% in the year-ago period.

    First Quarter Expenses

    Moody's operating expenses were $278.3 million in the first quarter of 2007, 38% higher than in the prior year period. About two-thirds of the increase was driven by higher personnel costs while the remaining one-third was largely driven by additional lease expense primarily related to Moody's headquarters move later this year and incremental technology investments. Moody's operating margin for the first quarter of 2007 was 52.3%, 180 basis points lower than the prior year period.

    First Quarter Effective Tax Rate

    Moody's effective tax rate was 41.8% for the first quarter of 2007 compared with 39.5% for the prior year period. The increase was due primarily to the favorable settlement of state tax audits in the prior year and incremental tax expense in the first quarter of this year associated with the adoption of FASB Interpretation No. 48 "Accounting for Uncertainty in Income Taxes" effective January 1, 2007.

    Share Repurchases

    During the first quarter of 2007, Moody's repurchased 6.8 million shares at a total cost of $442.6 million and issued 2.2 million shares under employee stock-based compensation plans. First quarter share repurchases were funded using a combination of excess free cash and $80 million financed by Moody's revolving credit facility. Since becoming a public company in October 2000 and through March 31, 2007, Moody's has repurchased 91.2 million shares at a total cost of $3.3 billion, including 40.8 million shares to offset shares issued under employee stock plans. At quarter-end, Moody's had $1.3 billion of share repurchase authority remaining under the current $2 billion program.

    Assumptions and Outlook for Full Year 2007

    Moody's outlook for 2007 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer spending, residential mortgage borrowing and refinancing activity and securitization levels. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody's results for the year may differ from our current outlook.

    For Moody's overall, we project low-teens percent revenue growth for the full year 2007. This growth assumes foreign currency translation in 2007 at current exchange rates. We continue to expect the full-year operating margin, excluding the one-time gain on the sale of Moody's 99 Church Street building from 2006 results, to decline by approximately 150 basis points in 2007 compared with 2006. This reflects investments to sustain business growth including: international expansion, improving our analytical processes, pursuing ratings transparency and compliance initiatives, introducing new products, improving our technology infrastructure and relocating Moody's headquarters in New York City. We expect our quarterly spending pattern to differ from previous years, which could result in quarterly operating margins that differ materially from our full-year expectations. On a GAAP basis, diluted earnings per share in 2007 are still projected to be modestly lower compared to 2006. However, excluding the one-time gain on the building sale from 2006 results, we continue to project low-double-digit percent growth in 2007 diluted earnings per share.

    In the U.S., we still project low-double-digit percent revenue growth for the Moody's Investors Service ratings and research business for the full year 2007. In the U.S. structured finance business, we now expect revenue for the year to rise in the high-single-digit percent range, including solid double-digit year-over-year percent growth in revenue from credit derivatives and commercial mortgage-backed securities ratings, partially offset by a decline in revenue from residential mortgage-backed securities ratings, including home equity securitization, in the low-teens percent range, which is a greater decline than the mid-single digit percent decline originally forecast.

    In the U.S. corporate finance business, we now expect revenue growth in the mid-twenties percent range for the year, up from our previous expectation of low double-digit percent growth, largely due to a higher volume of leveraged transactions than previously anticipated.

    In the U.S. financial institutions sector, we continue to expect revenue to grow in the low-teens percent range. For the U.S. public finance sector, we continue to forecast revenue for 2007 to grow modestly despite better performance in the first quarter, due to a softening of issuance in certain sectors, including healthcare, higher education and infrastructure. We continue to expect growth in the U.S. research business to be about twenty percent.

    Outside the U.S. we still expect ratings revenue to grow in the high-teens percent range with high-teens percent growth across all major business lines, led by corporate finance revenue growth in Europe and Asia, financial institutions growth in Europe, and growth in international structured finance. We also now project growth in the low twenties percent range for international research revenue.

    For Moody's KMV globally, we continue to expect growth in sales and revenue from credit risk assessment subscription products, credit decision processing software, and professional services. This should result in low-double-digit percent growth in revenue with greater growth in profitability.

    Moody's will host its second annual Investor Day on Tuesday, June 5, 2007 in New York City. The event will be webcast for anyone who cannot attend in person. Details will be posted next month on "ir.moodys.com".

    Moody's is an essential component of the global capital markets. It provides credit ratings, research, tools and analysis that help to protect the integrity of credit. Moody's Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities; Moody's KMV, a provider of quantitative credit analysis tools; Moody's Economy.com, which provides economic research and data services, and Moody's Wall Street Analytics, a provider of software tools and analysis for the structured finance industry. The corporation, which reported revenue of $2.0 billion in 2006, employs approximately 3,500 people worldwide and maintains a presence in 27 countries. Further information is available at www.moodys.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody's business and operations that involve a number of risks and uncertainties. The forward-looking statements and other information are made as of April 25, 2007, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, changes in the volume of debt securities issued in domestic and/or global capital markets; changes in interest rates and other volatility in the financial markets; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations, including those relating to Nationally Recognized Statistical Rating Organizations; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of rating agencies; the possible loss of key employees to investment or commercial banks or elsewhere and related compensation cost pressures; the outcome of any review by controlling tax authorities of the Company's global tax planning initiatives; the outcome of those tax and legal contingencies that relate to Old D&B, its predecessors and their affiliated companies for which the Company has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company's annual report on Form 10-K for the year ended December 31, 2006 and in other filings made by the Company from time to time with the Securities and Exchange Commission.



                         Moody's Corporation
          Consolidated Statements of Operations (Unaudited)


                                                  Three Months Ended
                                                       March 31,
                                                 ---------------------
                                                   2007       2006
Amounts in millions, except per share amounts
----------------------------------------------------------------------


Revenue                                          $   583.0  $   440.2
----------------------------------------------------------------------

Expenses

 Operating, selling, general and administrative
  expenses                                           268.0      192.5

 Depreciation and amortization                        10.3        9.4

                                                 ---------------------
  Total expenses                                     278.3      201.9

----------------------------------------------------------------------
Operating income                                     304.7      238.3
----------------------------------------------------------------------


 Interest and other non-operating (expense)
  income, net                                         (3.3)       3.4

  Income before provision for income taxes           301.4      241.7

 Provision for income taxes                          126.0       95.5
----------------------------------------------------------------------

Net income                                       $   175.4  $   146.2
----------------------------------------------------------------------



----------------------------------------------------------------------
Earnings per share
 Basic                                           $    0.63  $    0.50

 Diluted                                         $    0.62  $    0.49
----------------------------------------------------------------------

Weighted average number of shares outstanding
 Basic                                               277.7      290.5

 Diluted                                             284.9      299.5
----------------------------------------------------------------------




                         Moody's Corporation
             Supplemental Revenue Information (Unaudited)


                                                  Three Months Ended
                                                       March 31,
                                                 ---------------------
Amounts in millions                                2007       2006
----------------------------------------------------------------------

Moody's Investors Service (a)

 Structured finance                              $   251.5  $   174.4

 Corporate finance                                   114.8       81.8

 Financial institutions and sovereign risk            76.7       65.9

 Public finance                                       29.4       25.6
                                                 ---------- ----------

       Total ratings revenue                         472.4      347.7

 Research                                             75.0       60.2
                                                 ---------- ----------

       Total Moody's Investors Service               547.4      407.9

Moody's KMV                                           35.6       32.3
                                                 ---------- ----------

Total revenue                                    $   583.0  $   440.2

----------------------------------------------------------------------



Revenue by geographic area

 United States                                   $   378.6  $   278.9

 International                                       204.4      161.3
                                                 ---------- ----------

Total revenue                                    $   583.0  $   440.2

----------------------------------------------------------------------


(a) Certain prior year amounts have been reclassified to conform to the current year presentation.




                         Moody's Corporation
         Selected Consolidated Balance Sheet Data (Unaudited)


                                    March 31, 2007   December 31, 2006
                                   ----------------- -----------------
                                           Amounts in millions

Cash and cash equivalents          $          289.5  $          408.1
Short-term investments                         10.3              75.4
Total current assets                          879.1           1,001.9
Non-current assets                            581.3             495.8
Total assets                                1,460.4           1,497.7
Borrowings under revolving credit
 facility                                      80.0                 -
Total current liabilities                     773.0             700.0
Notes payable                                 300.0             300.0
Other long-term liabilities                   457.5             330.3
Shareholders' equity                          (70.1)            167.4
Total liabilities and
 shareholders' equity              $        1,460.4  $        1,497.7

Shares outstanding                            273.8             278.6


    CONTACT: Moody's Corporation
             Lisa Westlake, +1 (212) 553-7179
             Vice President - Investor Relations
             lisa.westlake@moodys.com